As filed with the Securities and Exchange Commission on February 8, 2005
Registration No. 333-120621

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Emageon Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	63-1240138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Emageon Inc.

1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
(205) 980-9222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig A. Parker

Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
(205) 980-9222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Daniel T. Falstad Martin R. Tilson Matthew S. Morrison Kilpatrick Stockton LLP 1100 Peachtree Street Atlanta, Georgia 30309 (404) 815-6500 Telephone (404) 815-6555 Facsimile	J. Vaughan Curtis A. Josef DeLisle Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000 Telephone (404) 881-7777 Facsimile

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

      This Amendment No. 4 to this Registration Statement is being filed solely to amend Part II to file Exhibit 10.12.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

       The following is a list of anticipated expenses in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC and NASD fees are estimated.

SEC registration fee	$10,828
NASD fee	8,625
Nasdaq listing fee	100,000
Printing costs	200,000
Legal fees	750,000
Accounting fees	800,000
Transfer Agent fees	15,000
Blue Sky fees and expenses	50,000
Miscellaneous	65,547

Total	$2,000,000

Item 14.	Indemnification of Directors and Officers.

       As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation includes a provision eliminating the personal liability of a director to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that the company shall indemnify any director or officer of the company who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the company to the fullest extent permitted by the Delaware General Corporation Law.

       We intend to enter into agreements with our directors and executive officers that require the company to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the company or any of its affiliates. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the company regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

       The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification under certain circumstances by the underwriters of the company, its directors, and certain of its officers for liabilities arising under the Securities Act of 1933, as amended, or otherwise.

       We maintain a directors’ and officers’ insurance and company reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the company for those losses for which the company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering. One of our directors is also insured against certain losses or liabilities that he may incur in his capacity as a director under an insurance policy maintained by a third party.

Item 15.	Recent Sales of Unregistered Securities.

       The following information relates to all securities issued or sold by us in the last three years that were not registered under the Securities Act.

       Since November 15, 2001, we have granted stock options to purchase 1,657,561 shares of common stock with exercise prices ranging from $1.73 to $7.17 per share, to employees, directors and consultants pursuant to our stock option plans. During the same period, we issued an aggregate of 26,402 shares of our common stock pursuant to the exercise of stock options issued pursuant to our stock option plans. Each of the stock certificates we issued in such transactions contained a restrictive legend permitting transfer of the securities only upon registration under the Securities Act or pursuant to an exemption from registration. We claimed exemption from registration under the Securities Act for the sales and issuances of such securities under Section 4(2) under the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

       We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described below by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Regulation D represented that they were accredited investors as defined under the Securities Act. All other purchasers for which we relied on Section 4(2) represented, or were determined by us to have had, the requisite knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of their investment in us. In addition, in each such issuance, (a) the purchasers represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about us or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

•	On November 15, 2001, we issued 2,885,964 shares of our Series C Preferred Stock (convertible into 349,807 shares of common stock) to Portrush Group, LLC, Treble Range Partners II, LLC, Bruno Family Equity, LP, Allied Bruce Terminex Companies, Inc., Lonnie McMillian, and Milton McGregor for an aggregate cash consideration of $1,233,749.61.

•	On March 15, 2002 we issued 12,273,703 shares of our Series C Preferred Stock (convertible into 1,487,697 shares of common stock) to investors, including but not limited to STF Institutional Partners II, L.P. and certain of its affiliates, Delta Venture Partners I, L.P., Jemison Investment Company Co., Harbinger/Aurora QP Venture Fund, L.L.C., and Harbinger/Aurora Venture Fund, L.L.C. for an aggregate cash consideration of $5,247,007.12.

•	As of March 31, 2002, we issued a warrant to purchase up to 30,303 shares of common stock at an exercise price of $6.68 per share to St. Vincent’s Hospital, which warrant expires on March 31, 2007.

•	On September 9, 2002, we issued a warrant to purchase up to 6,060 shares of common stock at an exercise price of $6.68 per share to Southeast Missouri Hospital Association, which warrant expires on September 30, 2007.

•	In connection with the May 30, 2003 merger of our wholly-owned subsidiary into Ultravisual Medical Systems Corporation, we issued to the former stockholders of Ultravisual an aggregate of 13,727,358 shares of our Series D Preferred Stock (convertible into 1,663,866 shares of common stock), an aggregate of 1,715,541 shares of common stock, and warrants to purchase up to an aggregate of 544,094 shares of common stock at an exercise price of $0.001 per share. These warrants will expire upon the consummation of this offering.

•	Also in connection with the May 30, 2003 merger with Ultravisual, we issued warrants to purchase up to an aggregate of 27,009 shares of common stock and warrants to purchase up to an aggregate of 216,138 shares of our Series D Preferred Stock (convertible into 26,196 shares of common stock). These warrants were issued to the following persons or entities, with expiration dates and exercise prices noted in parentheses: Rusinow Family Combined Revocable Trust U/A 12/23/99 (expiration date January 1, 2006; exercise price of $1.65 for common warrants and $0.20 for Series D Preferred warrants), John W. Thompson (expiration date August 8, 2011; exercise price of $3.63 for common warrants and $0.44 for Series D Preferred warrants), Frederick & Company, Inc. (expiration date March 2, 2006; exercise price of $3.63 for common warrants and $0.44 for Series D Preferred warrants), and Francis M. Corby, Jr. (expiration date March 2, 2006; exercise price of $3.63 for common warrants and $0.44 for Series D Preferred warrants), each of which had been a warrant holder or option holder in Ultravisual. In addition, we issued these persons or entities warrants to purchase up to an aggregate of 8,567 shares of common stock at an exercise price of $0.001 per share, which warrants will expire upon the consummation of this offering.

•	On June 25, 2003 we issued 13,099,418 shares of our Series E Preferred Stock (convertible into 1,587,777 shares of common stock) to Ascension Health, CB Healthcare Fund II, L.P., CB-AH Parallel Fund II, L.P., STF Institutional Partners II, L.P. and certain of its affiliates, The Permanente Federation, Kaiser Foundation Hospitals, Harbinger/Aurora QP Venture Fund, L.L.C., and Harbinger/Aurora Venture Fund, L.L.C. for an aggregate cash consideration of $5,600,001.20.

•	On July 25, 2003 we issued 935,669 shares of our Series E Preferred Stock (convertible into 113,398 shares of common stock) to investors including, but not limited to, John W. Thompson, Jeff Rusinow, Jemison Investment Co., Inc., and Miller Investment LLC for an aggregate cash consideration of $399,998.54.

•	On May 5, 2004, we issued a warrant to purchase up to 36,424 shares of common stock at an exercise price of $5.52 per share to Ascension Health, which warrant expires on May 5, 2009.

•	On June 25, 2004, we issued warrants for the purchase of an aggregate of 127,589 shares of common stock at an exercise price of $4.70 per share to Whitecap Alabama Growth Fund I, LLC, Enhanced Alabama Issuer, LLC, and Advantage Capital Alabama Partners I, L.P., which warrants will be exercised effective as of the date of this offering.

•	On January 10, 2005, we issued 12,755 shares of our common stock and 102,065 shares of our Series D Preferred Stock (convertible into 12,371 shares of common stock) upon exercise of warrants by Frederick & Company, Inc. for an aggregate cash consideration of $91,211.

Item 16.	Exhibits and Financial Statement Schedules

       (a) Exhibits.

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
2	.1*	Agreement and Plan of Merger, dated as of April 30, 2003, by and among Emageon, Inc., Emageon–UV Development Corporation, Ultravisual Medical Systems Corporation and Jeff Rusinow as Stockholders’ Representative.
3	.1*	Amended and Restated Certificate of Incorporation (currently in effect).
3	.2*	Form of Amended and Restated Certificate of Incorporation (to be effective upon the closing of the offering).
3	.3*	Bylaws of the Registrant (currently in effect).
3	.4*	Form of Amended and Restated Bylaws (to be effective upon the closing of the offering).
4	.1*	Form of Emageon Inc. common stock certificate.
5	.1*	Opinion of Kilpatrick Stockton LLP.
10	.1*#	Imageon Solutions, Inc. 2000 Equity Incentive Plan.
10	.2*#	Emageon, Inc. 2000 Equity Compensation Plan.
10	.3*#	Emageon Inc. 2005 Equity Incentive Plan.
10	.4*#	Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan.
10	.5*#	Employment Agreement of Charles A. Jett, Jr.
10	.6*#	Employment Agreement of Milton G. Silva-Craig.
10	.7*#	Employment Agreement of W. Randall Pittman.
10	.8*#	Employment Agreement of Mark A. Gehring.
10	.9*#	Employment Agreement of Noel D. Gartman.
10	.10*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10	.11*	Amended and Restated Registration Rights Agreement, dated as of October 2, 2001, by and among Emageon UV, Inc. and certain stockholders, as amended and joined on May 30, 2003 and June 25, 2003.
10	.12†	Enterprise Agreement, dated as of May 5, 2004, by and between Emageon UV, Inc. and Ascension Health.
10	.13*	Lease Agreement, dated as of December 20, 2001, by and between Meadow Brook North, L.L.C. and Emageon UV, Inc.
10	.13A*	Sixth Amendment to Lease Agreement, dated as of July 23, 2004, by and between Meadow Brook North, L.L.C. and Emageon UV, Inc.
10	.14*	Note and Warrant Purchase Agreement, dated as of June 25, 2004, among Emageon UV, Inc. and Whitecap Alabama Growth Fund I, LLC, Enhanced Alabama Issuer, LLC and Advantage Capital Alabama Partners I, L.P.
10	.15*	Emageon, Inc. Amended and Restated Stockholders Agreement, dated as of October 2, 2001, among Emageon, Inc. and the stockholders signatory thereto.
10	.15A*	Emageon, Inc. First Amendment and Joinder to Amended and Restated Stockholders Agreement, dated as of May 30, 2003, among Emageon, Inc and the stockholders signatory thereto.
10	.15B*	Emageon, Inc. Second Amendment and Joinder to Amended and Restated Stockholders Agreement, dated as of June 25, 2003, among Emageon, Inc. and the stockholders signatory thereto.
21	.1*	Subsidiary of Emageon Inc.

Exhibit No.		Description

23	.1*	Consent of Ernst & Young LLP.
23.2		Consent of Kilpatrick Stockton LLP (contained in Exhibit 5.1).
24.1		Power of Attorney (located on Signature Page of original filing on November 19, 2004).

*	Previously filed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Confidential treatment has been requested for portions of this exhibit.

Item 17.	Undertakings

       The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Birmingham, State of Alabama, on the 8th day of February, 2005.

EMAGEON INC.

By:	/s/ CHARLES A. JETT, JR.

Charles A. Jett, Jr.
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 8, 2005.

Signature		Title

/s/ CHARLES A. JETT, JR. Charles A. Jett, Jr.		Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ W. RANDALL PITTMAN W. Randall Pittman		Chief Financial Officer and Treasurer (principal accounting and financial officer)

/s/ ARTHUR P. BEATTIE* Arthur P. Beattie		Director

/s/ RODDY J.H. CLARK* Roddy J.H. Clark		Director

/s/ FRED C. GOAD, JR.* Fred C. Goad, Jr.		Director

/s/ CHRIS H. HORGEN* Chris H. Horgen		Director

/s/ MYLLE H. MANGUM* Mylle H. Mangum		Director

/s/ JOHN W. THOMPSON* John W. Thompson		Director

/s/ HUGH H. WILLIAMSON, III* Hugh H. Williamson, III		Director

*By:	/s/ CHARLES A. JETT, JR. Charles A. Jett, Jr. Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
2	.1*	Agreement and Plan of Merger, dated as of April 30, 2003, by and among Emageon, Inc., Emageon–UV Development Corporation, Ultravisual Medical Systems Corporation and Jeff Rusinow as Stockholders’ Representative.
3	.1*	Amended and Restated Certificate of Incorporation (currently in effect).
3	.2*	Form of Amended and Restated Certificate of Incorporation (to be effective upon the closing of the offering).
3	.3*	Bylaws of the Registrant (currently in effect).
3	.4*	Form of Amended and Restated Bylaws (to be effective upon the closing of the offering).
4	.1*	Form of Emageon Inc. common stock certificate.
5	.1*	Opinion of Kilpatrick Stockton LLP.
10	.1*#	Imageon Solutions, Inc. 2000 Equity Incentive Plan.
10	.2*#	Emageon, Inc. 2000 Equity Compensation Plan.
10	.3*#	Emageon Inc. 2005 Equity Incentive Plan.
10	.4*#	Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan.
10	.5*#	Employment Agreement of Charles A. Jett, Jr.
10	.6*#	Employment Agreement of Milton G. Silva-Craig.
10	.7*#	Employment Agreement of W. Randall Pittman.
10	.8*#	Employment Agreement of Mark A. Gehring.
10	.9*#	Employment Agreement of Noel D. Gartman.
10	.10*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10	.11*	Amended and Restated Registration Rights Agreement, dated as of October 2, 2001, by and among Emageon UV, Inc. and certain stockholders, as amended and joined on May 30, 2003 and June 25, 2003.
10	.12†	Enterprise Agreement, dated as of May 5, 2004, by and between Emageon UV, Inc. and Ascension Health.
10	.13*	Lease Agreement, dated as of December 20, 2001, by and between Meadow Brook North, L.L.C. and Emageon UV, Inc.
10	.13A*	Sixth Amendment to Lease Agreement, dated as of July 23, 2004, by and between Meadow Brook North, L.L.C. and Emageon UV, Inc.
10	.14*	Note and Warrant Purchase Agreement, dated as of June 25, 2004, among Emageon UV, Inc. and Whitecap Alabama Growth Fund I, LLC, Enhanced Alabama Issuer, LLC and Advantage Capital Alabama Partners I, L.P.
10	.15*	Emageon, Inc. Amended and Restated Stockholders Agreement, dated as of October 2, 2001, among Emageon, Inc. and the stockholders signatory thereto.
10	.15A*	Emageon, Inc. First Amendment and Joinder to Amended and Restated Stockholders Agreement, dated as of May 30, 2003, among Emageon, Inc and the stockholders signatory thereto.
10	.15B*	Emageon, Inc. Second Amendment and Joinder to Amended and Restated Stockholders Agreement, dated as of June 25, 2003, among Emageon, Inc. and the stockholders signatory thereto.
21	.1*	Subsidiary of Emageon Inc.
23	.1*	Consent of Ernst & Young LLP.

Exhibit No.	Description

23.2	Consent of Kilpatrick Stockton LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (located on Signature Page of original filing on November 19, 2004).

*	Previously filed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Confidential treatment has been requested for portions of this exhibit.